Exhibit 3.79

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

1. The name of the limited liability company is T-Mobile Financial LLC.

2. The address of its registered office in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The name of its registered agent at the above address is Corporation Service Company.

3. This certificate will be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 9th day of July, 2014.

/s/ Sarah E. Mock Sarah E. Mock